UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

Hi-Tech Wealth Inc.
(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-33483 (Commission File Number)	88-0496645 (I.R.S. Employer Identification No.)
9th Floor, Block C, Intell-Center No. 18 Zhongguncun East Road Haidian District Beijing, China 100083 (Address of Principal Executive Offices)		n/a (Zip Code)

Registrant’s telephone number, including area code: + 86 10 8260 1927

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 9, 2007, Hi-Tech Wealth Inc. (the "Registrant") caused to be formed a corporation under the laws of the State of Nevada called China Mobile Media Technology Inc. ("Merger Sub") and on November 9, 2007, the Registrant acquired one hundred shares of Merger Sub's common stock for cash. As such, Merger Sub became a wholly-owned subsidiary of the Registrant.

On November 15, 2007, Merger Sub was merged with and into the Registrant. As a result of the merger, the corporate name of the Registrant was changed to "China Mobile Media Technology Inc." Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger the separate existence of Merger Sub then ceased. The Registrant was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of the Registrant.

The Registrant, as the parent domestic Nevada corporation, owning at least 90 percent of the outstanding shares of Merger Sub, under Nevada law (NRS Section 92A.180) may merge Merger Sub into itself without shareholder approval and effectuate a name change without shareholder approval.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

2.1 Agreement and Plan of Merger between Hi-Tech Wealth Inc. and China Mobile Media Technology Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HI-TECH WEALTH INC.

By: /s/ Ma Qing
Name: Ma Qing
Title: Chief Financial Officer

Dated: November 26, 2007